Exhibit 10.6

EXECUTION VERSION

OFFICE SPACE AND RELATED SERVICES AGREEMENT

This OFFICE SPACE AND RELATED SERVICES AGREEMENT (this “AGREEMENT”) is made as of October 18, 2017 by and between Mosaic Strategic Capital LLC, a Delaware limited liability company (“MSC”), and Mosaic Acquisition Corp., a Cayman Islands exempted company (the “Company”) (collectively referred to herein as the “Parties”, and each a “Party”).

WHEREAS, the Company and MSC desire to enter into this Agreement to set forth the terms and conditions upon which MSC will provide certain ongoing services to the Company as described herein.

NOW, THEREFORE, and in consideration of the mutual covenants, rights, and obligations set forth in this Agreement, the benefits to be derived therefrom, and other good and valuable consideration, the receipt and the sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. TERM. The term of this Agreement shall commence on October 18, 2017 and shall continue in effect until terminated by either Party to this Agreement following ten (10) days advance written notice to the other Party (the “Term”) or such other amount of days as agreed to by the Parties in writing.

2. OFFICE SPACE AND SERVICES TO BE PROVIDED.

(a) During the Term, MSC shall (i) provide the Company with unrestricted access to and use of its offices located at Suite 2607, 375 Park Avenue, New York, New York 10152, or such other location as the Parties may from time to time agree in writing (the “Office Space”), and the equipment located in the Office Space (the “Equipment), including, without limitation, any Bloomberg terminal, (ii) provide, or cause to be provided, those services to the Company that are reasonably requested by the Company from time to time in connection with the Company’s use of the Office Space and the Equipment and (iii) make available to the Company those employees of MSC requested by the Company from time to time to perform such services (each, an “MSC Service Provider”), as reasonably requested by the Company and subject to any limitations on the provision of Services (as defined below) contained in any employment agreement between an MSC Service Provider and MSC or any other agreement (such services listed in clause (ii) and (iii) of this Section 2(a), the “Services”). MSC shall use commercially reasonable efforts to cause the Office Space, the Equipment and the Services to be provided to the Company; provided that, MSC shall be under no obligation to (A) provide access to any MSC Service Provider if such person’s employment with MSC has been terminated or such person refuses or is unable to perform Services; (B) provide any Service if MSC determines in good faith that any applicable law or regulation prevents or prohibits MSC from providing such Service or MSC is unable to obtain the requisite consents, approvals or authorizations to provide such Service; (C) provide any Service if a third party contractor ceases to provide Services to MSC such that MSC can no longer provide such Service, (D) provide any Service if MSC ceases to provide such Service to itself or its affiliated funds or (E) provide access to any Office Space or Equipment if such access would violate applicable law or regulation, a confidentiality or similar obligation of MSC or the terms of MSC’s lease with respect to such Office Space or Equipment; provided, that in each such circumstance described in clauses (A) through (E) of this Section 2(a), each Party shall cooperate in good faith and use commercially reasonable efforts to determine the best alternative approach. The Office Space, the Equipment and the Services shall be provided on an as-needed, non-exclusive basis within a reasonable time after the Company requests such Office Space, Equipment and Services. At any time during the Term, the Company may in its sole discretion reduce or increase the level of use of the Services or terminate or add one or more Services on a prospective basis, including reducing or increasing the number of MSC Service Providers.

(b) The Parties mutually acknowledge and agree that the execution of this Agreement and the performance of Services hereunder shall not constitute a breach of, or otherwise contravene the terms of any employment agreement or other agreement or policy to which the Company or MSC is a party or otherwise bound. Notwithstanding the above, except as expressly set forth herein, the Parties acknowledge and agree that the Office Space, the Equipment and the Services are provided as-is, that the Company assumes all risks and liabilities arising from or relating to its use of and reliance upon the Office Space, the Equipment and the Services, and neither MSC nor any individual providing the Office Space, the Equipment or the Services, as applicable, makes any representation or warranty with respect thereto. Except as expressly set forth herein, MSC and the individuals providing the Office Space, the Equipment and the Services, as applicable, hereby expressly disclaim all representations and warranties regarding the Office Space, the Equipment and the Services, whether express or implied, including any representation or warranty in regard to quality, performance, noninfringement, compliance with laws or regulations (domestic and foreign), commercial utility, merchantability or fitness of the Office Space, the Equipment or the Services for a particular purpose.

3. FEES. In consideration of the provision of the Office Space, the Equipment and the Services and unless terminated sooner under the terms of this Agreement, the Company shall pay to MSC a fee of $16,875 per month (including $1,875 per month for use of the Equipment), which shall be subject to proration for any partial month during the Term.

4. EMPLOYEES DEEMED TO BE CONSULTANTS. Employees of MSC engaged in performing the Services shall be considered to be providing such Services to the Company as its consultants. Under no circumstances (including federal, state and local law) shall such employees be considered to be employees of the Company.

5. ENTIRE AGREEMENT; WAIVERS AND AMENDMENTS. This Agreement sets forth the entire understanding between the Company and MSC relating to the subject matter hereof, superseding all prior understandings and agreements, whether written or oral. Except as provided herein, this Agreement shall not be modified or amended, and no provision hereof shall be waived, except by an instrument in writing signed by each of the Parties hereto, or in the case of a waiver, by the Party hereto against whom such waiver is sought to be enforced.

6. SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other Party. Notwithstanding the foregoing, either Party (or such Party’s permitted successive assignees or transferees hereunder) may assign or transfer this Agreement as a whole without consent to one or more of such Party’s affiliates or to an entity that succeeds to all or substantially all of the business or assets of such Party.

7. TERMINATION. This Agreement may be terminated at any time by the written agreement of the Parties as provided in Section 1 hereof. Notwithstanding the foregoing and any other provision contained herein, Section 6, Successors and Assigns, shall remain in effect and survive the termination of this Agreement.

8. GOVERNING LAW. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof.

9. NOTICES. All written notices, demands and other communications given to or made by either Party to the other in connection with this Agreement shall be either personally served on an officer or other authorized representative of the Party to which it is given or mailed by registered first class mail, postage prepaid, to the headquarters of such Party to the attention of its chief financial officer, with a copy to its general counsel, or to such other address and to the attention of such persons as the Party in question may from time to time specify to the other by notice hereunder. All notices shall be deemed delivered and effective (a) if hand-delivered, upon delivery, or (b) if mailed, three (3) business days after mailing.

10. INTERPRETATION. Unless otherwise expressly provided, for the purposes of this Agreement, the following rules of interpretation shall apply:

(a) The section and sub-section headings contained in this Agreement are for convenience of reference only and will not affect in any way the meaning or interpretation hereof.

(b) When a reference is made in this Agreement to a section, paragraph or clause, such reference will be to a section, paragraph or clause hereof unless otherwise clearly indicated to the contrary.

(c) Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.”

(d) The words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(e) The meaning assigned to each term defined herein will be equally applicable to both the singular and the plural forms of such term, and words denoting any gender will include all genders. Where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning.

(f) A reference to any period of days will be deemed to be to the relevant number of calendar days, unless otherwise specified.

(g) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provisions hereof.

(h) Any statute or rule defined or referred to herein or in any agreement or instrument that is referred to herein means such statute or rule as from time to time amended, modified or supplemented, including by succession of comparable successor statutes or rules and references to all attachments thereto and instruments incorporated therein.

11. TRUST WAIVER. MSC hereby irrevocably waives any and all right, title, interest, causes of action and claims of any kind (each, a “Claim”) in or to, and any and all right to seek payment of any amounts due to it out of, the trust account established for the benefit of the public shareholders of the Company and into which substantially all of the proceeds of the Company’s initial public offering will be deposited (the “Trust Account”), and hereby irrevocably waives any Claim it may have in the future as a result of, or arising out of, this agreement, which Claim would reduce, encumber or otherwise adversely affect the Trust Account or any monies or other assets in the Trust Account, and further agrees not to seek recourse, reimbursement, payment or satisfaction of any Claim against the Trust Account or any monies or other assets in the Trust Account for any reason whatsoever.

12. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF the Parties have executed this Agreement effective as of the date first above written.

MOSAIC STRATEGIC CAPITAL LLC

By:	/s/ David M. Maura
Name: David M. Maura
Title: Manager

MOSAIC ACQUISITION CORP.

By:	/s/ William H. Mitchell
Name: William H. Mitchell
Title: Chief Financial Officer

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